Exhibit 3(ii)

BYLAWS

OF

HORMEL FOODS CORPORATION

NAME

1.	The name of the corporation is HORMEL FOODS CORPORATION.

OFFICES

2.
The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name of the registered agent in charge thereof shall be The Corporation Trust Company, whose address is 1209 Orange Street, Wilmington, Delaware 19801.

In addition to its registered office in the State of Delaware, the corporation may establish and maintain an office or offices at Austin, Minnesota, and at such other places as the Board of Directors may from time to time appoint or the business of the corporation may require.

CORPORATE SEAL

3.
The corporate seal of the corporation shall be circular in form and shall have inscribed thereon the name of the corporation, the year of its creation (1928) and the words "Seal", "Incorporated", and "Delaware".

STOCKHOLDERS' MEETINGS

4.	All meetings of the stockholders shall be held at the office of the corporation at Austin, Minnesota, or at such other place as the Board of Directors may previously determine.

5.
A.    An annual meeting of the stockholders of the corporation shall be held on the last Tuesday of January in each year at eight o'clock p.m., or at such other date or time as the Board of Directors may designate, when the stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

B.
To be properly brought before the annual meeting of stockholders, business must be (1) specified in the notice of the meeting, (2) directed to be brought before the meeting by the Board of Directors or (3) proposed at the meeting by a stockholder who (i) was a stockholder of record at the time of giving the notice provided for in these Bylaws, (ii) is entitled to vote at the meeting, and (iii) gives prior notice of the matter, which must otherwise be a proper matter for stockholder action, in the manner herein provided. For business to be properly brought before the annual meeting by a stockholder, the stockholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation at least ninety (90) days before the date that is one year after the prior year’s annual meeting. Such notice shall set forth (a) the name and record address of the stockholder and of any beneficial owner on whose behalf the proposal is made; (b)(i) the class and number of shares of the corporation owned by the stockholder and any such beneficial owner, (ii) any option, warrant, convertible security, stock appreciation right, swap, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”), owned beneficially by the stockholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder or any such beneficial owner has a right to vote any shares of the corporation, (iv) any short interest in any security of the corporation (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (v) any rights to dividends on the shares of the corporation owned beneficially by the stockholder or any such beneficial owner that are separated or separable from the underlying shares of the corporation, (vi) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (vii) any performance-related fees (other than an asset-based fee) that the stockholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of the stockholder's or any such beneficial owner's immediate family sharing the same household (the information required pursuant to clauses (b)(i) though (vii) of this Bylaw 5.B. being the “Economic Information”); (c) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business; and (d) any material interest in such business of the stockholder or any such beneficial owner. The chairman of the meeting may refuse to acknowledge any proposed business not made in compliance with the foregoing procedure. This Bylaw 5.B. does not apply to any stockholder proposal made pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, to be included or described in the corporation's proxy statement or on the proxy card of the Board for any annual meeting of shareholders.

C.
Nominations of persons for election as Directors may be made at the annual meeting of stockholders (1) by or at the direction of the Board of Directors or (2) by any stockholder who (i) was a stockholder of record at the time of giving of the notice provided for in these Bylaws, (ii) is entitled to vote at the meeting and (iii) gives prior notice of the nomination in the manner herein provided. For a nomination to be properly made by a stockholder, the stockholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation at least ninety (90) days before the date that is one year after the prior year’s annual meeting. Such notice shall set forth (a) as to the stockholder giving the notice and as to any beneficial owner on whose behalf the nominations are being made: (i) the name and record address of the stockholder and any such beneficial owner, and (ii) the Economic Information with respect to the stockholder and any such beneficial owner; and (b) as to each person the stockholder proposes to nominate: (i) the name, business address and residence address of the person, (ii) the principal occupation or employment of the person and (iii) the Economic Information with respect to the person. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

6.
The holders of a majority of the stock issued and outstanding, present in person, or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws. If, however, such majority shall not be present or represented at any meeting of the stockholders, the stockholders present in person or by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock shall be present. At such adjourned meeting at which the requisite amount of stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

7.
At each meeting of the stockholders every stockholder shall be entitled to vote in person, or by proxy either appointed by an instrument in writing subscribed by such stockholder or appointed by telephonic transmission or any other form of electronic transmission as permitted by Section 212 of the Delaware General Corporation Law or any successor provision thereof. The appointment of a proxy shall be valid for three years after its date, unless the appointing instrument provides for a longer period. Each stockholder shall have one vote for each share of stock registered in his or her name on the books of the corporation. The vote for Directors, and, upon demand of any stockholder, the vote upon any question before the meeting, shall be by ballot. All questions at a meeting of the stockholders shall be decided by a majority vote of the number of shares entitled to vote represented at the meeting, in person or by proxy, except for the election of Directors as set forth in Bylaw 8. or as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws.

8.
Except as provided in Bylaw 23. and subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, each Director shall be elected by the vote of a majority of the votes cast with respect to that Director nominee at any meeting of the stockholders for the election of Directors at which a quorum is present; provided that if as of a date that is fourteen (14) days in advance of the date that the corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this section, a majority of votes cast means that the number of shares voted “for” a Director’s election must exceed the number of votes cast “against” that Director’s election. If a nominee for Director is not elected and the nominee is an incumbent Director, the Director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, and whether other action should be taken. The Board of Directors will act on the Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Director who tenders his or her resignation will not participate in the recommendation of the Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If a Director’s resignation is accepted by the Board of Directors pursuant to this section, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors may fill the resulting vacancy pursuant to Bylaw 23. or may decrease the size of the Board of Directors pursuant to Bylaw 14.

9.	Written notice of the annual meeting shall be mailed to each stockholder at such address as appears on the stock book of the corporation at least ten days prior to the meeting.

10.
A complete list of the stockholders entitled to vote at each meeting of stockholders, arranged in alphabetical order, with the residence of each, and the number of shares held by each, shall be prepared by the Secretary and shall be open to the examination of any stockholder for any purpose germane to the meeting for at least ten days prior to the meeting during ordinary business hours, at the principal place of business of the corporation, or on an electronic network, and at the place and during the whole time of said meeting.

11.
Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board, or by the Secretary at the request, in writing, of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding. Such request shall state the purpose or purposes of the proposed meeting.

12.	Business transacted at all special meetings shall be confined to the objects stated in the call.

13.
Written notice of a special meeting of stockholders, stating the time and place and object thereof, shall be mailed, postage prepaid, at least ten days before such meeting, to each stockholder at such address as appears on the books of the corporation.

DIRECTORS

14.
The property and business of the corporation shall be managed by its Board of Directors. The number of Directors shall be established from time to time by resolution of the stockholders or the Board of Directors. The Directors of the corporation shall be elected annually at the annual meeting of stockholders, and each Director shall be elected to serve until his or her successor shall be elected and shall qualify.

15.
In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

DIRECTORS' MEETINGS

16.
Regular meetings of the Board shall be established by the Board.  They may be held without further notice at the Corporate Office of the corporation at Austin, Minnesota, or at such other place, within or without the State of Minnesota, as the Board of Directors may from time to time designate.

17.
Special meetings of the Board may be called by the Chairman of the Board or by the Lead Director appointed by the Board on one day's notice to each Director, either personally, by mail, by telephone or by electronic transmission; special meetings of the Board shall be called by the Chairman of the Board or by the Secretary in like manner or on like notice on the written request of two Directors.

18.
At all meetings of the Board, a majority of the number of Directors then holding office shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these Bylaws.

COMPENSATION OF DIRECTORS

19.
Directors who are not salaried officers of the corporation shall receive such compensation as shall be determined, from time to time, by resolution of the Board. Nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity and receiving compensation therefor.

20.	Members of special or standing committees may be granted such compensation as shall be determined, from time to time, by resolution of the Board.

COMMITTEES

21.
The Board of Directors may, by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the Directors of the corporation, which, to the extent provided in said resolution or resolutions or in these Bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in these Bylaws or as may be determined from time to time by resolution adopted by the Board of Directors.

22.	The committees shall keep regular minutes of their proceedings and report the same to the Board at each regular meeting.

VACANCIES

23.
In case of any vacancy in the Board of Directors by reason of death, resignation, or otherwise, the remaining Directors, by majority vote, may elect a successor to hold office until a successor has been elected by the stockholders.

OFFICERS

24.
The officers of the corporation shall be elected by the Board of Directors (or, to the extent authorized by Bylaw 28., appointed by the Chief Executive Officer), and shall be a President, one or more Vice Presidents of whatever special designation the Board may determine, a Secretary and a Treasurer. The Board may also elect (and, to the extent authorized by Bylaw 28., the Chief Executive Officer may also appoint) Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers, and a Controller and Assistant Controllers. The designation and duties of any Vice President may be changed by the Board (or, to the extent authorized by Bylaw 28., by the Chief Executive Officer) at any time.

25.
The Board of Directors, at its first meeting after each Annual Meeting of Stockholders, shall elect a President, one or more Vice Presidents, a Secretary and a Treasurer, and may elect a Controller, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers. Such action may be taken by unanimous written consent in lieu of a meeting.

26.
The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

27.	The Board of Directors shall have the right to fix the compensation of all officers of the corporation.

28.
Unless otherwise provided by resolution of the Board of Directors, (i) the Chief Executive Officer may appoint one or more Vice Presidents (but not Executive Vice Presidents, Group Vice Presidents, or Senior Vice Presidents), a Secretary, a Treasurer, a Controller, and one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers, (ii) the designation and duties of any officer appointed by (or who could have been appointed by) the Chief Executive Officer may be changed by the Chief Executive Officer at any time, and any such officer shall exercise such powers and perform such duties as shall be determined from time to time by the Chief Executive Officer, and (iii) the Chief Executive Officer shall have the right to fix the compensation of all officers appointed by (or who could have been appointed by) the Chief Executive Officer.

29.
The officers of the corporation shall hold office until their successors are elected or appointed and qualify in their stead. Any officer may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. In addition, any officer appointed by (or who could have been appointed by) the Chief Executive Officer may be removed by the Chief Executive Officer.

THE CHAIRMAN OF THE BOARD

30.	A. The Board of Directors shall elect a Director as the Chairman of the Board, who shall not be deemed an officer of the corporation as a result of such title.
B.    The Chairman of the Board shall preside at all meetings of stockholders and Directors.

THE PRESIDENT

31.
A.    The President, unless otherwise designated by the Board of Directors, shall be the Chief Executive Officer of the corporation and shall have general and active management of the business of the corporation.

B.    In the absence of the Chairman of the Board, the President shall preside at meetings of the stockholders and Directors. In the event of a vacancy in the office of the Chairman of the Board, the President shall exercise the powers of the Chairman of the Board until the vacancy in the office of the Chairman of the Board has been filed.

VICE PRESIDENTS

32.
A.    In the absence or disability of the President, the duties and powers of the President will be exercised by the Executive Vice Presidents, if any, in the order of their respective seniority in such offices; if there is no Executive Vice President, then by such of the Group Vice Presidents in the order of their respective seniority in such offices, until the Board of Directors shall designate one of their number to perform such duties.

B.    In the absence or disability of the President, or the Executive Vice Presidents and all of the Group Vice Presidents, the Vice Presidents in the order of their respective seniority in such offices shall perform the duties and exercise the powers of the President until the Board of Directors shall designate one of their number to perform such duties.

THE SECRETARY AND ASSISTANT SECRETARIES

33.
A.    The Secretary shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or Chief Executive Officer of the corporation, under whose supervision he or she shall be. He or she shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix it to any instrument requiring it, and when so affixed it shall be attested by his or her signature or by the signature of the Treasurer.

B.    The Assistant Secretaries in the order of their seniority shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall prescribe.

THE TREASURER AND ASSISTANT TREASURERS

34.
A.    The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors.

B.    He or she shall disburse the funds of the corporation as may be ordered by the Board, taking the proper vouchers for such disbursement, and shall render to the Chief Executive Officer of the corporation and Directors, at the regular meetings of the Board, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the corporation.

C.    He or she shall give the corporation a bond if required by the Board of Directors in a sum, and with one or more sureties satisfactory to the Board, for the faithful performance of the duties of his or her office, and for the restoration of the corporation in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

D.    The Assistant Treasurers in the order of their seniority shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall prescribe.

DUTIES OF OFFICERS MAY BE DELEGATED

35.
Unless prohibited by a resolution of the Board of Directors, an officer may, without specific approval of the Board, delegate some or all of the powers or duties of an office to other officers and/or employees of the corporation.

CERTIFICATED AND UNCERTIFICATED SHARES OF STOCK

36.
Shares of the Corporation’s stock may be certificated or uncertificated, as provided under Delaware law. All stock certificates of the corporation shall be numbered consecutively and shall be entered on the books of the corporation as they are issued. They shall exhibit the holders' names and the number of shares and shall be signed by the Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any and all of the signatures on the certificate may be a facsimile. Each certificate shall bear the corporate seal or a facsimile thereof. Each certificate shall recite the kind or class of stock it represents.

Where a certificate is countersigned by (i) a transfer agent other than the corporation or its employee, or (ii) a registrar other than the Corporation or its employee, either of which countersignatures may be a facsimile, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

TRANSFER OF STOCK

37.
All transfers of stock of the corporation shall be made on the books of the corporation only by the person named in the certificate or by an attorney lawfully constituted in writing, and, in the case of stock represented by a certificate, upon the surrender of certificates for the stock so transferred.

RECORD DATE

38.
The Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any meeting of stockholders or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect as a record date for the determination of the stockholders entitled to notice of, and to vote at any such meeting, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

REGISTERED STOCKHOLDERS

39.
The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save expressly provided by the laws of Delaware.

LOST CERTIFICATE

40.
Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require, and the Board of Directors may, in their discretion, before issuing a new certificate, require the owner of the lost or destroyed certificate, or his or her legal representative, to give the corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the corporation against any claim that may be made against it on account of alleged loss of any such certificate; a new certificate of the same tenor and for the same number of shares as the one alleged to be lost or destroyed may be issued without requiring any bond when, in the judgment of the Directors, it is proper so to do.

CHECKS AND NOTES

41.
Checks, drafts, orders for the payment of money and promissory notes shall be signed or endorsed in the name of the corporation by such person or persons as the Board of Directors, by resolution, shall from time to time appoint.

FISCAL YEAR

42.	The fiscal year of the corporation shall end on the last Sunday of October in each year or on such other date as the Board of Directors may from time to time designate.

DIVIDENDS

43.
Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock.

Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the Directors shall think conducive to the interests of the corporation.

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

44.
The corporation to the fullest extent permitted by the applicable laws of the State of Delaware in effect from time to time shall indemnify each officer against the expenses of any action to which such officer is a party or is threatened to be made a party in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was an officer of the corporation; and the corporation may purchase and maintain insurance for the purpose of indemnification to the fullest extent permitted by said laws. Notwithstanding any other provision of these Bylaws and except as otherwise specifically provided for herein, the corporation shall be required to indemnify an officer in connection with a proceeding (or part thereof including any counterclaim in any proceeding) commenced by such officer only if the commencement of such proceeding (or part thereof including any counterclaim in any proceeding) by the officer was authorized by the Board of Directors.

As used in this Bylaw: (i) the term officer means any person who is, was or may hereafter be a director, officer, employee or agent of this corporation or, at the request of this corporation, of any other corporation or of any partnership, joint venture, trust or other enterprise and the rights of indemnification under this Bylaw shall inure to the benefit of the heirs and legal representatives of any such persons, (ii) the term action means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative including those by or in the right of the corporation and whether or not involving an act or omission of an officer in his or her capacity as such and whether or not he or she is an officer at the time of such action, and (iii) the term expenses of any action shall include attorneys' fees, judgments, fines, amounts paid in settlement and any other expenses incurred in connection with an action but in the case of actions by or in the right of the corporation the term shall not include judgments or other amounts paid to the corporation. The foregoing terms shall be construed and shall be deemed to be amended from time to time as necessary so as to permit indemnification to the fullest extent permitted under the applicable laws of the State of Delaware then in effect.
The corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from, or insurance related to, such other corporation, partnership, joint venture, trust, or other enterprise.

WAIVER OF NOTICES

45.	Any stockholder, director or officer may waive any notice required to be given under these Bylaws.

AMENDMENTS

46.
These Bylaws may be altered or amended by the Board of Directors at any meeting by the affirmative vote of a majority of the whole Board of Directors. The Bylaws may also be altered or amended at any meeting of the stockholders by the affirmative vote of a majority of the stock issued and outstanding.